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                                                                   EXHIBIT 10.19

                               [COLOMOTION LOGO]

Wayne A. Olson                                                    March 11, 1999
740 River Dr. #21G
St. Paul, MN 55116


Dear Charles:

I am pleased to accept your offer to join Colomotion as Senior Vice President Operations and Administration reporting to you. I understand the compensation will be a salary of $150,000 with a target bonus payment of $45,000. In addition I will receive an option to purchase 1.25% of the available stock of Colomotion at the price of $.05 per share, subject to approval by the Board of Directors, and governed by the 1997 Colomotion stock option plan. The calculation of 1.25% of equity in Colomotion will be based on the total of authorized stock following the completion of the current round of equity financing (series B) underway.

Colomotion will provide me with the standard menu of employee benefits such as, life insurance, health insurance, 401(k), vacation, etc. To facilitate my relocation to the San Francisco Bay area, I will receive a one time payment of $15,000 plus living expenses for 90 days, subject to repayment to the company if I elect to leave the company prior to March 11, 2000. Colomotion will reimburse me for up to 12 round trips to Omaha, NE, during my first year of employment.

If Colomotion terminates my employment without cause I will receive a payment of one year's salary, unless the company becomes financially impaired. At such point all employees would then be treated equally.

I will commence employment with Colomotion effective Monday March 15, 1999. As we discussed, I will require occasional time to transition from my existing business commitments during the initial stages of my employment at Colomotion.

Thank you for extending me this opportunity. You will not be disappointed.

Sincerely,                                    Acknowledged and Accepted:


/s/ WAYNE A. OLSON                            /s/ CHARLES M. SKIBO
Wayne A. Olson                                Charles M. Skibo
                                              Executive Officer